UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2010

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34580 (Commission File Number)	26-1911571 (IRS Employer Identification No.)

1 First American Way, Santa Ana, California (Address of Principal Executive Offices)	92707-5913 (Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 12, 2010, First American Financial Corporation (the “Company”) entered into a credit agreement with JPMorgan in its capacity as administrative agent and the following lenders:

• Bank of America, N.A.	• Chang Hwa Commercial Bank, Ltd., Los Angeles Branch	• JPMorgan Chase Bank, N.A.

• Bank of Hawaii	• Citibank, N.A.	• Keybank, National Association

• Bank of Oklahoma	• City National Bank	• M&I Marshall & Ilsley Bank

• Bank of Taiwan, Los Angeles Branch	• Comerica Bank	• U.S. Bank National Association

• Bank of The West	• E. Sun Commercial Bank, Ltd., Los Angeles Branch	• Wells Fargo Bank, N.A.

• BBVA Compass Bank

The proceeds of the extensions of credit under the credit agreement may be used for general corporate purposes, including repayment of certain debt retained by the Company in connection with the Separation.

The credit agreement is comprised of a $400 million revolving credit facility. The revolving loan commitments terminate on the third anniversary of the date of closing, or June 1, 2013. The credit agreement provides for the ability to increase the revolving loan commitments provided that the total credit exposure under the credit agreement does not exceed $400 million in the aggregate. On June 1, 2010, the Company borrowed $200 million under the revolving credit facility and transferred such funds to CoreLogic, as previously contemplated in connection with the Separation.

The Company’s obligations under the credit agreement are guaranteed by the Company’s Data Trace and Data Tree companies, their parent entities (other than FATICO) and their subsidiaries (collectively, the “Guarantors”). In connection with the closing of the credit agreement, the Guarantors are parties to the credit agreement by means of a joinder agreement.

To secure the obligations of the Company and the Guarantors (collectively, the “Loan Parties”) under the credit agreement, the Loan Parties entered into a pledge agreement (the “Pledge Agreement”) with JPMorgan in its capacity as collateral agent (the “FSC Collateral Agent”) and, pursuant thereto, pledged all of the equity interests they own in each Data Trace/Data Tree Entity and a 9 percent equity interest in FATICO.

If at any time the rating by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Group (“S&P”) of the senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or subject to any other credit enhancement (the “Index Debt Rating”) is rated lower than Baa3 or BBB-, respectively, or is not rated by either such rating agency, then the loan commitments are subject to mandatory reduction from (a) 50 percent of the net proceeds of certain equity issuances by any Loan Party, (b) 50 percent of the net proceeds of certain debt incurred or issued by any Loan Party, (c) 25 percent of the net proceeds received by any Loan Party from the disposition of FAC stock received in connection with the Separation and (d) the net proceeds received by any Loan Party from certain dispositions of assets, provided that the commitment reductions described above are only required to the extent necessary to reduce the total loan commitments to $200 million. The Company is only required to prepay loans to the extent that, after giving effect to any mandatory commitment reduction, the aggregate principal amount of all outstanding loans exceeds the remaining total loan commitments.

At the Company’s election, borrowings under the credit agreement bear interest at (a) the Alternate Base Rate plus the Applicable Rate or (b) the Adjusted LIBO Rate plus the Applicable Rate (in each case as defined in the agreement). The Company may select interest periods of one, two, three or six months or (if agreed to by all lenders) such other number of months for Eurodollar borrowings of loans. The Applicable Rate varies depending upon the rating assigned by Moody’s and/or S&P to the credit agreement, or if no such rating shall be in effect, the Index Debt Rating. The minimum Applicable Rate for Alternate Base Rate borrowings is 1.50 percent and the maximum is 2.25 percent. The minimum Applicable Rate for Adjusted LIBO Rate borrowings is 2.50 percent and the maximum is 3.25 percent.

The credit agreement includes representations and warranties, reporting covenants, affirmative covenants, negative covenants, financial covenants and events of default customary for financings of this type. Upon the occurrence of an event of default the lenders may accelerate the loans and the Collateral Agent may exercise remedies under the collateral documents. Upon the occurrence of certain insolvency and bankruptcy events of default the loans will automatically accelerate.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Company will disclose information, if any, required by this Item 5.05 of Form 8-K on its Internet website at http://www.firstam.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: June 1, 2010	By:	/s/ Kenneth D. DeGiorgio
		Name:	Kenneth D. DeGiorgio
		Title:	Executive Vice President and General Counsel

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